Exhibit 99.1

Contact:	Fred Adams, Jr. Chairman and CEO (601) 948-6813

CAL-MAINE FOODS REPORTS THIRD QUARTER 2007 RESULTS

JACKSON, Miss. (April 2, 2007) -- Cal-Maine Foods, Inc. (NASDAQ: CALM) today reported results for the third quarter and nine months ended March 3, 2007.

Net sales for the third quarter of fiscal 2007 were $175.2 million compared with net sales of $130.1 million for the same quarter of fiscal 2006. The Company reported net income of $17.4 million, or $0.74 per basic share, for the third quarter of fiscal 2007 compared with net income of $8.0 million, or $0.34 per basic share, for the third quarter of fiscal 2006.

For the first nine months of fiscal 2007, net sales were $428.3 million compared with net sales of $348.2 million for the prior-year period. The Company reported net income of $18.4 million, or $0.78 per basic share, for the first nine months of fiscal 2007 compared with a net loss of $803,000, or $0.03 per basic share, for the year-earlier period.

Fred Adams, Jr., chairman and chief executive officer of Cal-Maine Foods, Inc., stated, “During the third quarter of fiscal 2007, our egg supply was well balanced with good demand from our retail and food service customers. In addition, the egg industry, through a marketing cooperative that included Cal-Maine, put together an export sale to Europe, the United Kingdom and Japan that required approximately 16 million dozen eggs. This significant drawdown of inventory put upward pressure on egg prices and resulted in more favorable market conditions for the quarter. Costs for corn and soybean meal, our primary feed ingredients, were higher for the quarter as a result of strong demand from ethanol plants. Based on current forecasts, we believe these higher feed costs will continue for the foreseeable future. However, we are off to a strong start for the fourth fiscal quarter with seasonally higher egg demand leading up to Easter.”

Cal-Maine Foods, Inc. is primarily engaged in the production, grading, packing and sale of fresh shell eggs. The Company, which is headquartered in Jackson, Mississippi, currently is the largest producer and distributor of fresh shell eggs in the United States and sells the majority of its shell eggs in approximately 30 states across the southwestern, southeastern, mid-western and mid-Atlantic regions of the United States.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties (contained in the Company’s SEC filings) that could cause actual results to differ materially from those projected. SEC filings may be obtained from the SEC or by contacting the Company.

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CAL-MAINE FOODS, INC.	POST OFFICE BOX 2960 ▪ PHONE 601-948-6813	JACKSON, MISSISSIPPI 39207 FAX 601-969-0905

CALM Reports Third Quarter 2007 Results

April 2, 2007

CAL-MAINE FOODS, INC. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
(Unaudited)
(In thousands, except per share amounts)

	13 Weeks Ended		39 Weeks Ended
	March 3,	Feb. 25,	March 3,	Feb. 25,
	2007	2006	2007	2006
Net sales	$175,211	$130,107	$428,256	$348,150
Gross profit	44,182	25,973	77,544	44,742
Operating income	27,280	10,480	31,714	1,602
Other income (expense)	317	(560)	(2,561)	(4,805)
Income (loss) before income taxes	27,597	9,920	29,153	(3,203)

Net income (loss)	$17,403	$7,990	$18,373	$(803)

Net income (loss) per common share:
Basic	$0.74	$0.34	$0.78	$(0.03)
Diluted	$0.74	$0.34	$0.78	$(0.03)

Weighted average shares outstanding:
Basic	23,519	23,497	23,508	23,494
Diluted	23,578	23,680	23,583	23,494

SUMMARY BALANCE SHEET
(Unaudited)
(In thousands)

	March 3,	June 3,
ASSETS	2007	2006
Cash and short-term investments	$43,734	$38,295
Receivables	41,361	24,955
Inventories	62,855	57,843
Other	1,266	4,585
Current assets	149,216	125,678

Property, plant and equipment, net	184,931	176,275
Other assets	14,986	15,165
Total assets	$349,133	$317,118

LIABILITIES AND SHAREHOLDERS' EQUITY
Current maturities of long-term debt	$13,610	$11,902
Accounts payable and accrued expenses	53,482	34,642
Other current liabilities	5,435	6,884
Current deferred income taxes	11,610	11,450
Current liabilities	84,137	64,878

Deferred income taxes and other liabilities	33,002	40,455
Long-term debt, less current maturities	94,383	92,010
Shareholders' equity	137,611	119,775
Total liabilities and shareholders' equity	$349,133	$317,118

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